Exhibit 99.1
RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2021 and 2020
(With Independent Auditors' Report Thereon)
    1

RH JOINT VENTURES, LLC AND SUBSIDIARIES

    2

Independent Auditors' Report

The Members
RH Joint Ventures, LLC:

Opinion

We have audited the consolidated financial statements of RH Joint Ventures, LLC and its subsidiaries (the Company), which comprise the consolidated statements of assets, liabilities and members' equity as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in members' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors' Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgement made by a reasonable user based on the consolidated financial statements.

In performing an audit inaccordance with GAAS, we:

•Exercise professional judgement and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Austin, Texas
February 25, 2022

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statement of Assets, Liabilities and Members' Equity
December 31, 2021 and 2020
(In thousands)

ASSETS	2021	2020
Real estate investments, at fair value (cost $867,307 and $862,389 in 2021 and 2020, respectively)	$1,351,773	$1,024,081
Cash and cash equivalents	7,446	5,081
Restricted cash	11,805	13,539
Securitization certificates ,at fair value (amortized cost $43,227)	51,667	43,214
Due from related parties	54	84
Other assets	3,712	2,964
Total Assets	$1,426,457	$1,088,963

Liabilities and Members' Equity
Liabilities
Securitization, net	$796,832	$790,686
Accrued liabilities	15,154	14,206
Due to related parties	2,070	1,332
Total liabilities	814,056	806,224
Commitments and contingencies
Members' equity	612,401	282,739
Total liabilities and members' equity	$1,426,457	$1,088,963

See accompanying notes to consolidated financial statements.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statement of Operations
Years Ended December 31, 2021 and 2020
(In thousands)

	2021	2020
Revenues
Rental revenue	$77,614	$48,045
Interest and other income	3,474	1,026
Total revenues	81,088	49,071
Expenses:
Interest expense	22,943	16,112
Property operating expenses	18,428	11,168
Real estate taxes	10,935	6,714
Professional fees	500	467
Earn out payment	7,500	—
General and administrative	1,379	784
Total expenses	61,685	35,245

Loss on early extinguishment of debt	—	(3,405)
Net income	19,403	10,421

Realized gain on sales of real estate investments	92	174
Net change in unrealized gain on real estate investments	322,775	133,341
Net change in unrealized loss on securitization certificates	4,980	(13)
Net increase in members' equity from operations	$347,250	$143,923

See accompanying notes to consolidated financial statements.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statements of Changes in Members' Equity
Years Ended December 31, 2021 and 2020
(In thousands)

	GVI RH JV Investor, LLC	Amherst SFRP Member 111-G , LLC	Total Members' Equity

Balance at December 31, 2019	$119,790	$11,115	$130,905
Increase in members' equity from capital transactions:
Contributions	136,438	9,045	145,483
Distributions	(168,587)	(8,775)	(177,362)
Noncash contributions	37,800	1,990	39,790
Net increase in members' equity from capital transactions	5,651	2,260	7,911
Increase in members' equity from operations:
Net income	9,900	521	10,421
Realized gain on sales of real estate investments	165	9	174
Net change in unrealized gain on real estate investments	126,674	6,667	133,341
Net change in unrealized loss on securitization certificates	(12)	(1)	(13)
Income allocation	(28,668)	28,668	—
Net increase in members' equity from operations	108,059	35,864	143,923
Balance at December 31, 2020	$233,500	$49,239	$282,739
Decrease in members' equity from capital transactions:
Contributions	7,125	375	7,500
Distributions	(21,439)	(1,128)	(22,567)
Noncash contributions	(531)	(1,990)	(2,521)
Net decrease in members' equity from capital transactions	(14,845)	(2,743)	(17,588)
Increase in members' equity from operations:
Net income	18,433	970	19,403
Realized gain on sales of real estate investments	87	5	92
Net change in unrealized gain on real estate investments	306,636	16,139	322,775
Net change in unrealized loss on securitization certificates	4,731	249	4,980
Income allocation	(97,562)	97,562	—
Net increase in members' equity from operations	232,325	114,925	347,250
Balance at December 31, 2021	$450,980	$161,421	$612,401

See accompanying notes to consolidated financial statements.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2021 and 2020
(In thousands)

	2021	2020
Cash flows from operating activities:
Net increase in members' equity from operations	$347,250	$143,923
Adjustments to reconcile net increase in members' equity from operations to net cash provided by operating activities:
Loss on early extinguishment of debt	—	3,405
Realized gain on sales of real estate investments	(92)	(174)
Net change in unrealized gain on real estate investments	(322,775)	(133,341)
Net change in unrealized (gain) loss on securitization certificates	(4,980)	13
Amortization of deferred financing costs	2,749	1,355
Amortization of loan discount	3,477	846
Amortization of securitization certificates discount	(3,473)	(846)
Changes in assets and liabilities:
Receivables from related parties	30	(84)
Other assets	(747)	3,069
Accrued liabilities	691	2,289
Payables to related parties	738	(546)
Net cash provided by operating activities	22,868	19,909
Cash flows from investing activities:
Purchases of real estate investments, net of assumed debt	(1,769)	(140,308)
Proceeds from sales of real estate investments	2,240	21,992
Purchase of securitization certificates	—	(42,381)
Real estate improvements	(7,561)	(5,093)
Net cash used in investing activities	(7,090)	(165,790)
Cash flows from financing activities:
Members' contributions	7,500	145,483
Members' distributions	(22,567)	(177,362)
Payments of deferred financing costs	(80)	(14,155)
Payments of debt extinguishment costs	—	(2,063)
Proceeds from securitization	—	803,099
Proceeds from notes payable	—	13,771
Payments on notes payable	—	(614,379)
Net cash (used in) provided by financing activities	(15,147)	154,394
Net increase in cash, cash equivalents and restricted cash	631	8,513
Cash and cash equivalents and restricted cash, beginning of year	18,620	10,107
Cash and cash equivalents and restricted cash, end of year	$19,251	$18,620
See accompanying notes to consolidated financial statements.

(Continued)

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2021 and 2020
(In thousands)

	2021	2020
Supplemental cash flow information:
Interest paid (net of capitalized interest of $0 and $75 in 2021 and 2020, respectively	$16,693	$13,722

Noncash investing activities:
Change in accrued improvements of real estate investments	$237	$356
Net working capital liabilities acquired as part of purchases of real estate investments	$19	$2,658
Purchase of real estate investments - TPG Portfolio	$—	$394,188
Assumption of debt on real estate investments - TPG Portfolio	$—	$263,728

Noncash financing activities:
Contribution of real estate investments for members' equity, net	$—	$39,790
Distribution of real estate investments to members	$2,521	$—

Reconciliation of cash and cash equivalents and restricted cash reported in the consolidated statements of assets, liabilities and members' equity to the consolidated statements of cash flows:
Cash and cash equivalents	$7,446	$5,081
Restricted cash	11,805	13,539
Total cash and cash equivalents and restricted cash	$19,251	$18,620
See accompanying notes to consolidated financial statements.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
(1)Nature of Business
RH Joint Ventures, LLC (the Company), a Delaware limited liability company, was formed on June 12, 2018, and commenced operations on July 31, 2018 (inception). It was formed by Amherst SFRP Member III-G, LLC (Amherst Member), and GVI RH JV Investor, LLC (Investor Member), collectively referred to as the Members, with the purpose of acquiring, holding, improving, repairing, operating, leasing, managing, financing, and disposing of single-family rental properties. The Company’s term is indefinite and it may be dissolved by either, whichever occurs first, unanimous approval of the Members or the entry of a decree of judicial dissolution.
All decisions by and on behalf of the Company are be made by the Members. The Members elected the Amherst Member as the Administrative Member, which shall act as a manager of the Company. The Administrative Member has the day-to-day responsibility for the management of the business and affairs of the Company. All major decisions made by the Company need majority approval of the Members of the Company.
In addition, the Company created an Investment Committee comprised of three representatives appointed by Investor Member and two representatives appointed by Amherst Member. All decisions of the Investment Committee are determined based on a majority vote of the representatives.
(2)Significant Accounting Policies
(a)Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated on consolidation.
(b)Basis of Accounting
These consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP) whereby revenues are recognized in the period earned and expenses are recognized in the period incurred.
The Company applies Accounting Standards Codification (ASC) Topic 946, Financial Services – Investment Companies, by analogy based on guidance published by the National Council of Real Estate Investment Fiduciaries (NCREIF) and the Pension Real Estate Association (PREA): The NCREIF PREA Reporting Standards Fair Value Accounting Policy Manual. Specifically, as a substantial majority of the Company’s investment interests are owned by investors who are required to measure their investments at fair value under GAAP, the Company applies a fair value-based accounting model to its real estate investments.
(c)Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The real estate and capital markets are

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
cyclical in nature. Property and investment values are affected by, among other things, the availability of capital, occupancy rates, rental rates and interest and inflation rates. As a result, determining real estate and investment values involves many assumptions. Amounts ultimately realized from each investment may vary significantly from the fair values presented. The Company’s most significant accounting estimate relates to the determination of the fair value of its investments.
(d)Real Estate Investments
Real estate investments are initially recorded at the purchase price, including acquisition costs. Improvements made subsequent to acquisition are capitalized if they enhance the value or extend the useful life of an existing asset. The cost of normal repairs and maintenance are expensed as incurred. Additionally, certain services are either performed, or subcontracted by Main Street Renewal LLC (MSR), a Delaware limited liability company and affiliate of the Amherst Member. MSR invoices the Company its costs incurred plus a profit margin of 15%. These costs, including markup, are either capitalized or expensed depending on their nature in accordance with the policy above. Real estate investments are not subject to depreciation; however, they are subject to adjustment to fair market value as described below.
The Members establish valuation processes and procedures to ensure that the valuation techniques are fair and consistent, and valuation inputs are supportable. Valuations are supported by market data, third-party pricing sources, industry-accepted pricing models, counterparty prices, or other methods determined in good faith by a majority of the Members, including the use of internal proprietary pricing models. Any material modifications to valuation procedures must be approved by the Investor Member.
Fair value of real estate investments is determined periodically throughout the year, including at year-end. When real estate investments are adjusted to fair value, the difference between cost and fair value is included as unrealized gain or loss within real estate investments on the consolidated statements of assets, liabilities and members’ equity. The net change in unrealized gain on real estate investments is included in the net change in unrealized gain on real estate investments caption in the consolidated statements of operations. During the years ended December 31, 2021 and 2020, the Company recorded $322,775 and $133,341, respectively, in net change in unrealized gain on real estate investments.
(e)Cash and Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consisted primarily of demand deposits at December 31, 2021 and 2020.
Restricted cash represents cash deposited in accounts related to certain rent deposits and collections, security deposits, property taxes, and capital expenditures as well as certain lender reserve accounts. Amounts deposited in the reserve accounts associated with the securitization loan can only be used as provided for in the loan agreement, and security deposits held pursuant to lease agreements are required to be segregated. In addition, the Company considers cash advances from customers for maintenance and repairs of properties to be restricted cash.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
Accordingly, these items are separately presented within the consolidated statements of assets, liabilities and member’s equity.
(f)Securitization Certificates
In connection with the securitization transaction described below, the Company purchased and retained securitization certificates. The securitization certificates retained pursuant to the Risk Retention Rules defined below are recorded at fair value on the consolidated statements of assets, liabilities and members’ equity. Interest income, including amortization of any premium or discount, is included within interest and other income on the consolidated statements of operations. For purposes of classification within the consolidated statements of cash flows, purchases of and repayments from these securities are classified as investing activities.
(g)Other Assets
Other assets as of December 31, 2021 and 2020, consisted of the following:

	2021	2020
Accounts receivable, net of allowance	$2,069	$1,339
Prepaid expenses	960	997
Leasing commissions, net	582	449
Auction and other deposits	101	114
Other assets	0	65
Total	$3,712	$2,964

(h)Accrued Liabilities
Accrued liabilities as of December 31, 2021 and 2020, consisted of the following:

	2021	2020
Security and other deposits	$6,321	$6,123
Real estate and other taxes payable	5,536	4,917
Interest payable	1,384	1,472
Prepaid rent	571	750
Accrued construction costs	444	241
Other accrued liabilities	898	703
Total	$15,154	$14,206

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
(i)Financial Instruments and Credit Risk
Financial instruments that potentially subject the Company to credit risk include cash and cash equivalents, restricted cash, receivables from related parties, and certain other assets, which are reported at cost and approximate fair value. Additionally, the securitization certificates reported at fair value also potentially subject the Company to credit risk. While the Company’s cash and cash equivalents and restricted cash are on deposit with high quality FDIC insured financial institutions, at times such deposits exceed the insured limits. The Company has not experienced any losses in such accounts.
(j)Rental Revenue
Real estate investments are generally leased with a one-year initial term at market rental rates. Generally, credit investigations are performed for prospective residents and security deposits are obtained. Expenses are recognized when incurred and rental revenue, net of concessions, is recognized on an accrual basis over the term of the related leases. The Company recognizes rental revenue when it has a signed lease with a tenant, collectability of rent is reasonably assured, and services have been rendered. Rental revenue is recognized in accordance with the terms of the respective lease on an accrual basis. Rents received in advance of rents recognized, if any, are included in accrued liabilities on the consolidated statements of assets, liabilities and members’ equity.
Future rental revenue due to the Company under leases existing as of December 31, 2021, is $33,012 in 2022 and is not material thereafter.
The Company maintains an allowance for doubtful accounts for estimated losses that may result from the inability of tenants to make required rent or other payments. This allowance is estimated based on, among other considerations, payment histories, overall delinquencies, and available security deposits. Included within other assets on the consolidated statements of assets, liabilities and members’ equity is an allowance for doubtful accounts of $3,877 and $2,681 as of December 31, 2021 and 2020, respectively.
(k)Income Taxes
The Company is not subject to federal income taxes. Instead, the Members are individually liable for federal income taxes on their respective share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in these consolidated financial statements. The Company is subject to income taxes in various states; however, resulting income taxes have not been material to date.
The Company is required to determine whether a tax position is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement, which could result in the Company recording a tax liability that would reduce net assets. Based on its analysis, the Company has determined that there are no unrecognized tax positions that would have a material impact on the Company’s financial position or results of operations.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
(3)Portfolio Diversification
The Company has real estate investments located throughout the United States of America. The diversification of the Company’s holdings based on the estimated fair values and NCREIF divisions and states as of December 31, 2021 and 2020, are as follows:

		Fair Value		State %
		2021	2020	2021	2020
Southeast	GA	$421,165	$288,166	31.2%	28.2%
	TN	135,936	109,872	10.0	10.7
	FL	116,600	100,307	8.6	9.8
Mountain	AZ	144,240	119,302	10.7	11.6
	CO	79,928	58,939	5.9	5.8
Southwest	TX	163,746	130,381	12.1	12.7
Mideast	NC	155,440	113,709	11.5	11.1
East North Central	IN	62,491	45,925	4.6	4.5
	OH	13,484	10,571	1.0	1.0
West North Central	MO	37,278	29,370	2.8	2.9
	KS	21,465	17,539	1.6	1.7
Total		$1,351,773	$1,024,081	100.0%	100.0%

(4)Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price methodology).
Determining fair value includes a hierarchy used to classify inputs used in measuring fair value. The hierarchy prioritizes inputs to valuation techniques used to measure fair value into three levels which are either observable or unobservable. Observable inputs reflect market data obtained from independent sources while unobservable inputs reflect an entity’s view of market assumptions in the absence of observable market information. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement. The three levels of the fair value hierarchy are as follows:
Level 1 –     Inputs based on quoted prices in active markets for identical assets or liabilities. An active market is a market in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 –     Observable inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent from the entity.
Level 3 –     Unobservable inputs that reflect the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
The Company applies NCREIF PREA Reporting Standards and marks its real estate investments to market (marked-to-market) each reporting period. The Company values its real estate investments based on three general techniques that are used to measure fair value. These valuation techniques are: cost approach – uses the amount that currently would be required to replace the service capacity of an asset (replacement cost), income approach – uses valuation techniques to convert future cash flows to present value based on current market expectations, or market approach – uses prices generated by market transactions involving identical or comparable assets or liabilities.
(a)Real Estate Investments
Real estate investments are adjusted to fair value each reporting period with fair value determined using either the cost, income, or market approach. As of December 31, 2021, the Company held a total of 4,040 properties, of which 2 properties were valued using the cost approach and 4,038 properties were valued using the income approach. As of December 31, 2020, the Company held a total of 4,041 properties, of which 34 properties were valued using the cost approach, 3,995 properties were valued using the income approach, and 12 properties were valued using the market approach.
(i) Cost Approach
For newly acquired properties, the Company has determined that their cost basis, which is adjusted for improvements, approximates fair value. Generally, cost basis homes represent homes purchased within the last three months of year-end that are in the process of being improved. Normally, after properties become rentable or three months has passed, they become valued using either the income or market approach. The cost approach of determining fair value for real estate investments is considered a Level 3 measurement.
(ii)Income Approach
The Company considers a property “Rent Stabilized” when improvements are made to the property such that it meets the Company’s quality standards. Properties that do not meet this standard are either properties with a tenant in place that have planned renovations once the current lease expires (In-Place Non-rent Stabilized) or properties under renovation (Unstabilized).
Rent Stabilized and In-Place Non-rent Stabilized properties are valued using the direct capitalization method. The Company projects the cash flows for each property based upon actual rents for occupied properties or projected rents for properties with tenants in place, projections for property carrying costs, vacancies, and credit loss. Those cash flow projections are then valued at a capitalization rate (Cap Rate). Cap Rates used by the Company are adjusted periodically based upon observable market Cap Rates for companies with portfolios of similar properties, principally via observable bulk asset purchases and sales. Another key input to the Company’s Level 3 measurement of the fair value of real estate investments using the income approach is projected occupancy, which is applied to rental revenue, to determine net cash inflows from real estate investments. Projected occupancy accounts for lost rentals due to lease turnover, credit losses, and other similar matters. The Company’s occupancy rates were determined based upon published market data from peer companies. Next, the Company applies an expense ratio to net cash inflows to arrive at net operating

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
income associated with portfolio properties. Expense ratios are estimated based upon a combination of historical data (e.g., actual property tax invoices and related property operating costs) and peer data.
Unstabilized properties are valued using the discounted cash flow method with the following assumptions: a discount rate, a terminal capitalization rate, and annualized market rents. A discount rate is applied to estimated cash flows of these Unstabilized properties based on the rate of return a market participant would require in order to identify a tenant meeting the Company's underwriting criteria. Due to the level of subjectivity associated with these estimates, actual results could vary significantly, and that variance could substantially decrease (or increase) the Company’s unrealized gain related to its real estate investments. The income approach of determining fair value for real estate investments is considered a Level 3 measurement because it is determined based on a variety of unobservable inputs.
(iii)Market Approach
Properties that do not qualify for the cost approach or income approach utilize a market approach determined based on a comparison of the subject properties to comparable properties. Comparable properties are identified using a variety of subject property characteristics including vintage, size, geographic area, and condition. The market approach of determining fair value for real estate investments is considered a Level 3 measurement.
(b)Securitization Certificates
In connection with the Company’s securitization transaction, the Company has retained and purchased certificates (Retained Certificates) totaling $51,667 and $43,214 as of December 31, 2021 and 2020, respectively. As the Company's Retained Certificates do not trade in an active market with readily observable prices, the Company uses significant unobservable inputs to measure the fair value. The fair value of the Retained Certificates is estimated using discounted cash flow methodologies based upon a set of valuation assumptions. The primary assumption used in the discounted cash flow model is the discount rate. The discount rate is determined using interpolation based on observable trades for similar type securities. The Retained Certificates are included as securitization certificates on the Company’s consolidated statements of assets, liabilities, and members’ equity and classified as Level 3 in the fair value hierarchy.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
Fair Value Hierarchy
The following table presents the placement in the fair value hierarchy of assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2021 and 2020:

	Level 1	Level 2	Level 3	Total
2021
Assets:
Real estate investments	$—	$—	$1,351,773	$1,351,773
Securitization certificates	—	—	$51,667	$51,667
2020
Assets:
Real estate investments	$—	$—	$1,024,081	$1,024,081
Securitization certificates	—	—	$43,214	$43,214

The Company’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of Level 3 for the years ended December 31, 2021 and 2020.
The changes in real estate investments classified as Level 3 are as follows:

Level 3
Cost basis balance, December 31, 2019	$351,911
Unrealized gain on real estate investment	24,079
Balance, December 31, 2019	375,990
Real estate investments purchased	406,868
Real estate investments contributed	124,781
Real estate investments sold	(21,992)
Real estate improvements	5,093
Unrealized gain on real estate investments	133,341
Balance, December 31, 2020	1,024,081
Real estate investments purchased	1,788
Real estate investments contributed	(2,521)
Real estate investments sold	(2,148)
Real estate improvements	7,798
Unrealized gain on real estate investments	322,775
Balance, December 31, 2021	$1,351,773

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
The changes in securitization certificates classified as Level 3 are as follows:

Level 3
Cost basis balance, December 31, 2019	$—
Securitization certificates purchased, net of discount	42,381
Discount amortization	846
Unrealized loss on securitization certificates	(13)
Balance, December 31, 2020	43,214
Discount amortization	3,473
Unrealized loss on securitization certificates	4,980
Balance, December 31, 2021	$51,667

Significant Unobservable Inputs
The table below presents the significant unobservable inputs used to value the Company’s Level 3 real estate investments as of December 31, 2021:

Level 3 Assets	Significant Unobservable Inputs by Valuation Technique	Significant Unobservable Inputs
Real estate investments -	Direct Capitalization Method:
Income approach	Capitalization Rate	4.29%
Rent stabilized	Projected Occupancy Rate	95.28%
	Expense Ratio	29.13%
	Average Monthly Rent (in dollars)	$1,795

Real estate investments -	Direct Capitalization Method:
Income approach	Capitalization Rate	4.24%
In-place non-rent stabilized	Projected Occupancy Rate	95.17%
	Expense Ratio	32.06%
	Average Monthly Rent (in dollars)	$2,084

Real estate investments -	Discounted Cash Flow Method:
Income approach	Discount Rate	8.00%
Unstabilized	Terminal Capitalization Rate	4.79%
	Average Monthly Rent (in dollars)	$1,849

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
The table below presents the significant unobservable inputs used to value the Company’s Level 3 real estate investments as of December 31, 2020:

Level 3 Assets	Significant Unobservable Inputs by Valuation Technique	Significant Unobservable Inputs
Real estate investments - Income approach	Direct Capitalization Method: •Capitalization Rate •Projected Occupancy Rate •Expense Ratio •Average Monthly Rent (in dollars)	•4.84% •94.54% •29.45% •$1,560

The table below presents the significant unobservable inputs used to value the Company’s Level 3 securitization certificates as of December 31, 2021:

Level 3 Assets	Significant Unobservable Inputs by Valuation Technique	Significant Unobservable Input
Securitization certificates	Discounted Cash Flow Method: •Discount Rate	X •5.15%

The table below presents the significant unobservable inputs used to value the Company’s Level 3 securitization certificates as of December 31, 2020:

Level 3 Assets	Significant Unobservable Inputs by Valuation Technique	Significant Unobservable Input
Securitization certificates	Discounted Cash Flow Method: •Discount Rate	X •7.85%

(5)Related Party Transactions
On July 31, 2018, the Company, through its wholly owned subsidiary RH Partners OwnerCo, LLC (OwnerCo), entered into an Asset Management Agreement (AM Agreement) with Amherst Residential Asset Management, LLC (ARAM), a wholly owned subsidiary of Amherst Residential Holdings, LLC (AmRes Holdings), parent of the Amherst Member. On September 29, 2020, at execution of the securitization transaction detailed below, the Company entered into a new AM Agreement with the same parties and paid a sourcing fee of $2,853 to ARAM in connection with the securitization, which is included within securitization, net on the consolidated statements of assets, liabilities and members’ equity as a deferred financing cost. ARAM provides portfolio asset management services including, but not limited to, cash management, accounting, budgeting, leveraging, and reporting services. The Company reimburses ARAM based on actual costs incurred. Related-party asset management fees are included within general and administrative on the consolidated statements of operations and was $908 and $621 for the years ended December 31, 2021 and 2020, respectively. In addition, ARAM provides brokerage disposition services in connection with real estate

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
asset dispositions. The Company had certain real estate asset dispositions during the years ended December 31, 2021 and 2020; however, no service fees were charged by ARAM to the Company.
On September 29, 2020, at execution of the securitization transaction, the Company paid $273 to Amherst Pierpont Securities, LLC, an affiliate of the Amherst Member, for a placement agent fee. This fee is included within securitization, net on the consolidated statements of assets, liabilities and members’ equity as a deferred financing cost.
On July 31, 2018, the Company, through OwnerCo, entered into a Property Management Services Agreement (PMSA) with MSR, a wholly owned subsidiary of AmRes Holdings. On September 29, 2020, at execution of the securitization transaction, the Company entered into a new PMSA with MSR which provides property management services, leasing, construction, brokerage and certain other services for fees as described in the PMSA. The PMSA requires the Company to maintain a working capital bank account balance to be used by MSR for the benefit of the Company for maintenance and repair of the real estate investments. The working capital balance was $2,408 and $1,314 as of December 31, 2021 and 2020, respectively, and is included within cash and cash equivalents on the consolidated statements of assets, liabilities and members’ equity. In the ordinary course of business, the Property Manager pays for property related transactions on the Company’s behalf. For the year ended December 31, 2021, the Company incurred total related party property management fees of $8,109, of which $872 was capitalized within real estate investments on the consolidated statements of assets, liabilities and members’ equity, $1,323 was capitalized to leasing commissions within other assets on the consolidated statements of assets, liabilities and members’ equity, and $5,914 was expensed within property operating expenses on the consolidated statements of operations. For the year ended December 31, 2020, the Company incurred related party property management fees of $3,027 which were expensed within property operating expenses on the consolidated statements of operations. Acquisition fees paid, which primarily relate to brokerage commissions on real estate investment purchases, during the years ended December 31, 2021 and 2020, were $0 and $54, respectively, and were capitalized into the cost basis of real estate investments for homes purchased in 2021 and 2020.
On July 31, 2018, the Company entered into a Purchase and Sale Agreement (PSA) with MSR II, LP (MSR II) and Vaca Morada Partners LP (VM) (collectively the Sellers), affiliates of the Company’s indirect parent, to purchase single-family rental properties at different times throughout its term. For the year ended December 31, 2021, the Company purchased 7 single-family rental properties from VM at a gross sales price of $1,769. For the year ended December 31, 2020, there were no purchases from either MSR II or VM. The PSA calls for post-closing adjustments and prorations between the Company and Sellers to be made 90 days subsequent to each closing. These include collected rents, security deposits, real estate taxes and other operating expenses. As of December 31, 2021, no adjustment or proration amounts are due from the Sellers.
On July 29, 2020, the Company entered into a purchase and sale agreement with Jeff 1, LLC (Jeff), a direct subsidiary of VM, and closed on such date, the sale of 68 single-family rental properties from the Company to Jeff at a gross sales price of $22,397.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
The Company had the following receivables from related parties as of December 31, 2021 and 2020:

	2021	2020
Amherst Residential Asset Management, LLC	$4	$—
Vaca Morada Partners, LP	—	76
Amherst Residential, LLC	—	1
Other AmRes Holdings affiliates	50	7
Total	$54	$84

The Company had the following payables from related parties as of December 31, 2021 and 2020:

	2021	2020
Main Street Renewal LLC	$1,916	$967
Vaca Morada Partners, LP	2	—
Amherst Residential Asset Management, LLC	—	273
Other AmRes Holdings affiliates	152	92

Total	$2,070	$1,332

(6)Acquisition of TPG Portfolio
On June 29, 2020, the Company, through its wholly owned subsidiary RH Partners EquityCo, LLC, entered into a Purchase Agreement with Suburban Housing Partners, LLC (Suburban), an affiliate of the Amherst Member, to purchase 100% of the limited liability company interests of Single Family Rental Holdings, LLC and Single Family Rental Holdings Two, LLC (Holding Companies). The Holding Companies owned 100% of Safari One Asset Company, LLC and Safari Two Asset Company, LLC, which in turn owned a portfolio of single-family rental properties. As a result, on July 29, 2020, the Company acquired 1,761 homes (TPG Portfolio) for a gross purchase price of $395,000 by acquiring the Holding Companies. The purchase consisted of a group of similar identifiable assets and was accounted for as an acquisition of assets and not of a business. The components of the acquisition were as follows:

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)

Real estate investment, at fair value	$395,000
Cash and other assets	8,070

Total assets	403,070

Assumed loan	(263,728)
Other liabilities	(3,515)

Total liabilities	(267,243)

Net assets acquired	$135,827
In conjunction with the acquisition of the TPG Portfolio, the Company entered into an Earn Out Agreement, in which the Company agreed to pay to Suburban an earn out payment of $7,500 if the Company achieved a certain target IRR on its investment in the TPG Portfolio. During 2021, the Company achieved the target IRR and paid the earn out payment to Suburban. The payment is included in earn out payment on the consolidated statements of operations.
(7)Securitization, Net
The Company, through OwnerCo, entered into a securitization transaction whereby it executed a loan agreement (Loan) on September 29, 2020, with a third-party lender for a total amount of $823,661 with a discount of $20,562. The Loan includes ten components summarized as follows as of December 31, 2021 and 2020:

				2021		2020
Component	Loan Rate	Loan Principal	Loan Discount	Accumulated Discount Amortization	Net Principal	Accumulated Discount Amortization	Net Principal
A	1.43%	$319,958	$(10)	$2	$319,950	$—	$319,948
B	1.78%	91,737	(2)	—	91,735	—	91,735
C	1.93%	46,987	(2)	—	46,985	—	46,985
D	2.08%	55,936	(2)	1	55,935	—	55,934
E1	2.28%	31,325	(1)	—	31,324	—	31,324
E2	2.53%	62,649	(2)	1	62,648	—	62,647
F	2.93%	57,056	—	—	57,056	—	57,056
G1	4.08%	39,156	(2)	—	39,154	—	39,154
G2	4.94%	55,937	(2)	—	55,935	—	55,935
H	—%	62,920	(20,539)	4,319	46,700	846	43,227
Total		$823,661	$(20,562)	$4,323	$807,422	$846	$803,945

As of December 31, 2021 and 2020, the weighted average interest rate was 2.02% and 2.02%, respectively, and the weighted average effective interest rate was 2.61% and 2.61%, respectively. The Loan requires interest-only payments until maturity on November 9, 2025, when the entire principal balance is due. The Loan is collateralized by all of the

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
single-family rental properties of OwnerCo and is subject to debt covenants. As of December 31, 2021, the Company was in compliance with its debt covenants. For the years ended December 31, 2021 and 2020, the Company paid deferred financing costs of $80 and $13,962, respectively, relating to the Loan of which $2,749 and $703, respectively, has been amortized and included within interest expense on the accompanying consolidated statements of operations. The Company recorded loan discount amortization of $3,477 and $846, respectively, within interest expense on the accompanying consolidated statements of operations for the years ended December 31, 2021 and 2020.
Concurrent with the execution of the Loan, the third-party lender sold the Loan it originated to a wholly owned subsidiary of the Company (Depositor) who subsequently transferred the Loan to a securitization-specific trust entity (Trust). The transfer of the securitization from the Depositor to the Trust was accounted for as a sale under ASC 860, Transfers and Servicing, with no resulting gain or loss as the securitization was originated by the lender and immediately transferred at the same fair market value, and the Company had no continuing involvement after the sale.
As consideration for the transfer of the Loan to the Trust, the Trust issued classes of certificates which mirror the components of the Loan (collectively, the Certificates) to the Depositor, except that Class R certificates do not have related loan components as they represent residual interest in the Trust. The Certificates represent the entire beneficial interest in the Trust. Following receipt of the Certificates, the Depositor sold the Certificates to investors and used the proceeds as consideration for the Loan sold to the Depositor by the third-party lender. These transactions had no effect on the Company’s consolidated financial statements other than with respect to securitization certificates the Company retained in connection with the securitization, which are referred to as securitization certificates on the consolidated statements of assets, liabilities and members’ equity.
The Trust is structured as a pass-through entity that receives interest payments from the securitization and distributes those payments to the holders of the Certificates. The assets of the Trust are restricted and can only be used to fulfill the obligations of the Trust. The obligations of the Trust do not have any recourse to the general credit of any entities in these consolidated financial statements. Management has evaluated the Company’s interest in the Certificates of the Trust (through ownership of the securitization certificates) and determined that the securitization certificates do not provide the Company with any ability to direct the activities that could impact the Trust’s economic performance. Therefore, the Company does not consolidate the Trust.
As the Trust made Certificates available for sale to both domestic and foreign investors, sponsors of the loans are required to retain a portion of the risk that represents a material net economic interest in each loan pursuant to Regulation RR (the Risk Retention Rules) under the Securities Exchange Act of 1934, as amended. As such, loan sponsors are required to retain a portion of the credit risk that represents not less than 5% of the aggregate fair value of the loan as of the closing date. For the securitization, the Company retained all of the Class H certificates to meet the Risk Retention Rules (the Retained Certificates). These Retained Certificates had a principal balance of $62,920 and an initial discount of $20,539, representing a fair value of $42,381 at the closing date. For the years ended December 31, 2021 and 2020, the Company recorded Retained Certificates discount amortization of $3,473 and $846, respectively, within interest and other income on the accompanying consolidated statements of operations related to these Retained Certificates. These Retained Certificates are a principal-only class and are not entitled to distributions of interest.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
The Company utilized the proceeds from the securitization to fund: (i) repayments of then outstanding indebtedness on certain real estate investments; (ii) initial deposits into securitization reserve accounts; (iii) closing costs in connection with the securitization; (iv) general costs associated with operations; and (v) returns to the Members.
As part of the repayment of then outstanding indebtedness in 2020, the Company incurred loss on early extinguishment of debt of $3,405, reported on the consolidated statements of operations.
(8)Commitments and Contingencies
In the ordinary course of business, the Company may be involved in various claims and legal proceedings. The Company does not believe the ultimate resolution of such matters will have a material adverse effect on its consolidated financial statements.
(9)Members’ Equity
(a)Capital Contributions
The Members have been deemed to make capital contributions in amounts and percentage interests as set forth in the Limited Liability Company Agreement (Agreement). As of December 31, 2021, the Members have fully funded their member commitments.
(b)Allocations and Distributions
Per the Agreement, distributions to the Members shall be made in the following order and priority:
First, (i) 100% to the Members in accordance with their respective Sharing Percentages, until each Member has received distributions equal to such Member’s applicable capital contributions, then (ii) 100% to the Members in accordance with respective Sharing Percentages, until Investor Member has received distributions sufficient to achieve an IRR equal to ten percent (10%) per annum, compounded quarterly.
Second, (i) 20% to the Amherst Member (First Promote), and (ii) 80% to the Members in accordance with respective Sharing Percentages, until Investor Member has received distributions sufficient to achieve an IRR equal to fifteen percent (15%) per annum, compounded quarterly.
Third, (i) 25% to the Amherst Member (Second Promote), and (ii) 75% to the Members in accordance with respective Sharing Percentages, until Investor Member has received distributions sufficient to achieve an IRR equal to twenty percent (20%) per annum, compounded quarterly, and a return to Investor Member of 200% of its actual capital contributions made to the Company.
Fourth, (i) 35% to the Amherst Member (Third Promote), and (ii) 65% to the Members in accordance with respective Sharing Percentages.
The capital accounts reflect the promote to the Amherst Member as if the Company had realized all assets and settled all liabilities at the fair value reported in the consolidated financial statements and allocated all gains and losses and distributed the net assets to the Members at the reporting date consistent with the provisions of the

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
Company’s governing documents. The promote to the Amherst Member will remain provisional until final liquidation of the Company.
(c)Hone Portfolio Contribution
On July 30, 2020, the Investor Member transferred and contributed 100% of the interests of SFR Assets Pledgor, LLC, which in turn owned 100% of the interests in each of SFR Investments I, LLC and SFR Assets Owner, LLC, which in turn owned a portfolio of 743 properties (the Hone Portfolio), to the Company. An affiliate of the Amherst Member was a 5% owner of the Hone Portfolio when the Investor Member originally acquired the Hone Portfolio in January 2020. The contribution of interests constituted a common control transfer of assets – real estate investments – recorded at carrying value and accounted for prospectively from the date of transfer. The components of the contribution were as follows:

Real estate investments, at fair value	$124,781
Other assets	4,800

Total assets	129,581

Notes payable, net	(87,379)
Accrued liabilities	(2,412)

Total liabilities	(89,791)

Net consideration contributed	$39,790
(d)TPG Portfolio
During 2020, the Company acquired a portfolio of properties (TPG Portfolio) which are held and invested in as a separate pool of properties for purposes of capital contributions, member commitments, and distributions under the Agreement. The member commitment set forth in the Agreement shall not apply with respect to the TPG Portfolio. The following applies specifically to the TPG Portfolio.
(i) Contributions
The Members account for capital contributions made with respect to the TPG Portfolio on a pooled basis such that no capital contributions made with respect to the TPG Portfolio are attributable to any other properties held by the Company or its subsidiaries nor are capital contributions made with respect to other properties attributable to the TPG Portfolio.
(ii)Sharing Percentage
The Sharing Percentage with respect to the TPG Portfolio means, with respect to each Member, as of any date, the fraction, expressed as a percentage, the numerator of which is the aggregate capital contributions made by such Member with respect to the TPG Portfolio and the denominator of which is the aggregate capital contributions made by all of the Members with respect to the TPG Portfolio.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
(iii)Allocations and Distributions
Net operating cash flow attributable to the TPG Portfolio is distributed per the following order and priority:
a)First, (x) 100% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio, until each Member has received distributions equal to such Member’s applicable capital contributions attributable to the TPG Portfolio, then (y) 100% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio, until Investor Member has received distributions sufficient to achieve the first hurdle return requirement (applied solely with respect to capital contributions for the TPG Portfolio), and no distributions will be made pursuant to the following clauses b) through d) when such first hurdle return requirement has not been satisfied;
b)Second, (x) 20% to Amherst Member, and (y) 80% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio, until Investor Member has received distributions sufficient to achieve the second hurdle return requirement (applied solely with respect to capital contributions for the TPG Portfolio), and no distributions will be made pursuant to the following clauses c) through d) when such second hurdle return requirement has not been satisfied;
c)Third, (x) 25% to Amherst Member, and (y) 75% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio, until Investor Member has received distributions sufficient to achieve (1) the third hurdle return requirement (applied solely with respect to capital contributions for the TPG Portfolio) and (2) a return to Investor Member of 200% of its actual capital contributions made to the Company with respect to the TPG Portfolio, and no distributions will be made pursuant to the following clause d) when such third hurdle return requirement and such return to Investor Member of 200% of its actual capital contributions made to the Company with respect to the TPG Portfolio has not been satisfied; and
d)Fourth, (x) 35% to Amherst Member, and (y) 65% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio.
First hurdle return requirement means an IRR on a Member’s capital contributions equal to ten percent (10.0%) per annum, compounded quarterly. Second hurdle return requirement means an IRR on a Member’s capital contributions equal to fifteen percent (15.0%) per annum, compounded quarterly. Third hurdle return requirement means an IRR on a Member’s capital contributions equal to twenty percent (20.0%) per annum, compounded quarterly.
(e)Income Allocation
The Company follows the Hypothetical Liquidation at Book Value (HLBV) method for purposes of determining the allocation of net income or loss to the members. Under the HLBV method, net income or loss is allocated amongst the members to achieve each member’s claim on the net assets of the Company. Each member’s claim on the net assets of the Company is calculated as the amount that the member would receive if the Company were to

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
liquidate all of its assets at year end at net book value and distribute the resulting cash to creditors and members in accordance with their respective priorities.
(10)Risk Factors
The Company is exposed to market risk, credit risk and liquidity risk. The Amherst Member oversees the management of these risks and is supported by the Asset Manager that advises the Amherst Member regarding financial risks and the appropriate risk governance framework for the Company.
(a)Market Risk
Market risk is that risk that the market value of certain assets held by the Company may fluctuate because of changes in market interest rates and market prices. Exposure to market risk is inherent in the Company’s business strategy. The Amherst Member attempts to monitor and manage the Company’s market risk; however, market risks may arise unexpectedly. The assets held by the Company that are affected by market risk are principally the Company’s real estate investments and its securitization certificates.
In December 2019, a novel strain of coronavirus (COVID-19) surfaced. The spread of COVID-19 around the world has caused significant volatility in U.S. markets. There continues to be significant uncertainty around the breadth and duration of potential business disruptions related to COVID-19, as well as its impact on U.S. single-family rental properties. For the years ended December 31, 2021 and 2020, the Company recorded $312 and $496, respectively, of rent forgiveness included within rental revenue on the consolidated statements of operations as a result of COVID-19. Following the guidance of the Financial Accounting Standards Board (the FASB) Staff Q&A Topic 842 and Topic 840: Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic, the Company has elected to not account for these concessions as lease modifications.
(b)Credit Risk
Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from both its leasing activities and its financing activities, including risk related to deposits with banks and financial institutions. The Company has a credit policy in place and the exposure to this is monitored on an ongoing basis by Management.
(i) Tenant Receivables
The Company’s ability to lease its real estate properties is subject to many factors, including supply and demand, unemployment rates, general economic conditions, and other factors that may be unique to a geographic region. The Company may not be able to fully lease its residential real estate properties at all times or lease them at rates that allow it to generate a profit. Additionally, when leases on these properties expire or the properties otherwise become vacant, the Company will be subject to then-applicable market conditions, which may not be as favorable.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
($ amounts in thousands)
(ii)Cash Deposits
Credit risk from balances with banks and financial institutions is managed by the Amherst Member in accordance with the Company’s policy. This risk pertains to cash and cash equivalents (including restricted cash) that are deposited and held with financial institutions. While the Company’s cash and cash equivalents and restricted cash are on deposit with high quality FDIC insured financial institutions, at times such deposits exceed the insured limits. The Company has not experienced any loss in such accounts. The maximum exposure to credit risk for cash and cash equivalents is the carrying value of cash and cash equivalents as of each reporting date held on deposit with financial institutions less federally insured amounts.
(c) Liquidity Risk

Liquidity risk is the risk that an investment position cannot be easily exited at the prevailing market price. The Company’s exposure to liquidity risk relates primarily to its real estate investments. The Company’s Investment Committee monitors liquidity risks in the markets in which the Company purchases and owns properties on an ongoing basis, but it may not always be possible to execute a transaction at a desired price due to market conditions.
(11)Recent Accounting Pronouncements
New Accounting Pronouncement to be Adopted
In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (Topic 842), an update to the lease accounting guidance, which requires the Company to begin recording assets and liabilities arising from leases on the balance sheet. The new guidance will also require significant additional disclosures about the amount, timing and uncertainty of cash flows from leases. This new guidance will be effective for the Company beginning on January 1, 2022. The Company is currently evaluating the impact of this standard on its consolidated financial statements and disclosures and does not expect it to be material.
(12)Subsequent Events
The Company evaluated subsequent events through February 25, 2022, the date the consolidated financial statements were available to be issued, and did not identify any events that warrant adjustment to or disclosure in the consolidated financial statements.